EXHIBIT 11
STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE


                                         For the Three Months Ended
                                  March 27, 1998            March 27,1997
                                Basic      Diluted        Basic      Diluted

Weighted average shares
  outstanding:
  Common shares               3,191,346     3,191,346    3,124,962   3,124,962
    Dilutive potential
    common shares under
    stock options                     0       202,327            0      73,857

Weighted average common
  shares and dilutive
  potential common shares
  outstanding                 3,191,346     3,393,673    3,124,962   3,198,819

Net earnings applicable
  to common shares           $1,268,281    $1,268,201     $613,345    $613,345

Earnings per share                $0.40         $0.37        $0.20       $0.19


                                         For the Nine Months Ended
                                  March 27, 1998            March 27, 1997
                                Basic      Diluted        Basic      Diluted

Weighted average shares
  outstanding:
  Common shares               3,183,611     3,183,611    3,054,432   3,054,432
    Dilutive potential
    common shares under
    stock options                     0       213,750            0      58,185

Weighted average common
  shares and dilutive
  potential common shares
  outstanding                 3,183,611     3,397,361    3,054,432   3,112,617

Net earnings applicable
  to common shares           $4,609,354    $4,609,354   $2,385,757  $2,385,757

Earnings per share                $1.45         $1.35        $0.78       $0.77